Exhibit 5.2

250 Vesey Street ● New York, New York 10281.1047

Telephone: +1.212.326.3939 ● jonesday.com

March 2, 2026

Omnicom Group Inc.
280 Park Avenue
New York, New York 10017

Omnicom Finance Holdings plc
Bankside 3, 90-100 Southwark Street
London, SE1 0SW, United Kingdom

Re:	€600,000,000 Aggregate Principal Amount of 3.850% Senior Notes Due 2034 of Omnicom Finance Holdings plc

Ladies and Gentlemen:

We are acting as counsel for Omnicom Finance Holdings plc, a public limited company organized under the laws of England and Wales (the “Issuer”), Omnicom Group Inc., a New York corporation (the “Guarantor”), in connection with the issuance and sale of €600,000,000 aggregate principal amount of 3.850% Senior Notes due 2034 (the “Notes”) of the Issuer, and the full and unconditional guarantee of the Notes (the “Guarantee”) by the Guarantor, pursuant to the Underwriting Agreement, dated February 25, 2026, by and among the Issuer, the Guarantor, and BNP PARIBAS, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, Danske Bank A/S and ING Bank N.V., Belgian Branch. The Notes are being issued pursuant to an indenture, dated as of March 6, 2024, by and among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of March 2, 2026, by and among the Issuer, the Guarantor and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Issuer.

2.	The Guarantee constitutes a valid and binding obligation of the Guarantor.

AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DETROIT ● DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● LONDON ● LOS ANGELES ● MADRID MELBOURNE ● MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH SAN DIEGO ● SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

Omnicom Group Inc.
Omnicom Finance Holdings plc
March 2, 2026

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, with respect to the Issuer, we have further assumed that (i) the Issuer is a public limited company existing and in good standing under the laws of England and Wales, (ii) the Indenture and the Notes have been (A) authorized by all necessary corporate action of the Issuer, and (B) executed and delivered by the Issuer under the laws of England and Wales, and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Issuer do not violate or conflict with the laws of England and Wales or the terms and provisions of the Issuer’s Certificate of Incorporation and Articles of Association, or any rule, regulation, order, decree judgment, instrument or agreement binding upon or applicable to the Issuer or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantor and others. The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Guarantor and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-282748) (the “Registration Statement”), filed by the Issuer and the Guarantor to effect the registration of the Notes and the Guarantee under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

/s/ Jones Day